EXHIBIT (a)(5)(lxxxvi)

For Immediate Release

Contact:	Jennifer Glass	Joelle Fitzgerald
	Oracle Public Relations	Oracle Investor Relations
	(650) 633-6192	(650) 506-4073
	jennifer.glass@oracle.com	joelle.fitzgerald@oracle.com

ORACLE TO PROVIDE UPDATE ON ITS INTENDED ACQUISITION

OF PEOPLESOFT

REDWOOD SHORES, Calif., Nov. 24, 2003 – Oracle Corporation (Nasdaq: ORCL) will provide an update on its intended acquisition of PeopleSoft on Monday, November 24 at 11:00 a.m. PST/2:00 p.m. EST. Oracle executives Safra Catz, Jeff Henley and Chuck Phillips will host this discussion and address questions from financial analysts.

A live audio webcast of the call will be made available on the Oracle Investor Relations website at www.oracle.com/investor. The webcast will be available for replay for seven days following the conference call. Interested parties may also participate live via telephone by calling (719) 457-2649. The replay number is (719) 457-0820 (Passcode: 622531), and will be available for 24 hours following the conference call.

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on July 24, 2003. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.